NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 15, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17CER240.12d2-2(a)(3) That on April 21, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Guidant Corporation and Boston Scientific Corporation became effective on April 21, 2006. Each share of Common Stock of Guidant Corporation was converted into $42.00 in cash, 1.6799 shares of Common Stock of Boston Scientific Corporation and an additional $0.28 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 24, 2006.